Exhibit 4.1

AMENDMENT TO COMMON STOCK PURCHASE WARRANTS

PREDICTIVE ONCOLOGY INC.

THIS AMENDMENT TO COMMON STOCK PURCHASE WARRANTS (the “Amendment”) is made effective as of September 23, 2020 by and between Predictive Oncology Inc., a Delaware corporation (the “Company”) and the holder identified on the signature page attached hereto (the “Holder”).

Recitals

WHEREAS, the Holder is the holder of (i) a Series A Common Stock Purchase Warrant issued by the Company for [_________] Warrant Shares at an exercise price of $1.88 per share (subject to adjustment) and dated as of March 18, 2020 (the “Series A Warrant”); (ii) a Series B Common Stock Purchase Warrant issued by the Company for [_________] Warrant Shares at an exercise price of $1.88 per share (subject to adjustment) and dated as of March 18, 2020 (the “Series B Warrant”); and (iii) a Common Stock Purchase Warrant issued by the Company for [_________] Warrant Shares at an exercise price of $1.80 per share (subject to adjustment) and dated as of June 29, 2020 (the “June 2020 Warrant”, and together with the Series A Warrant and the Series B Warrant, the “Warrants”);

WHEREAS, the parties wish to amend each of the Warrants as set forth in this Amendment.

AMENDMENT

NOW THEREFORE, in consideration of the receipt of good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties, the Company and the Holder hereby agree as follows:

1.                  Exercise Price of Series A Warrants and Series B Warrants. Section 2(b) of each of the Series A Warrant and the Series B Warrant is hereby amended and restated in its entirety to read as follows:

“b) Exercise Price. The exercise price per share of Common Stock under this Warrant shall be $0.8457, subject to adjustment hereunder (the “Exercise Price”).

2.                  Fundamental Transaction. Section 3(e) of each of the Warrants is hereby amended and restated in its entirety to read as follows:

“e) Fundamental Transaction. If, at any time while this Warrant is outstanding, (i) the Company (and all of its Subsidiaries, taken as a whole), directly or indirectly, in one or more related transactions effects any merger or consolidation of the Company with or into another Person (other than for the purpose of changing the Company’s name and/or the jurisdiction of incorporation of the Company or a holding company for the Company), (ii) the Company, directly or indirectly, effects any sale, lease, license, assignment, transfer, conveyance or other disposition of all or substantially all of its assets in one or a series of

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related transactions, (iii) any, direct or indirect, purchase offer, tender offer or exchange offer (whether by the Company or another Person) is completed pursuant to which holders of Common Stock are permitted to sell, tender or exchange their shares for other securities, cash or property and has been accepted by the holders of 50% or more of the outstanding Common Stock, (iv) the Company, directly or indirectly, in one or more related transactions effects any reclassification, reorganization or recapitalization of the Common Stock or any compulsory share exchange pursuant to which the Common Stock is effectively converted into or exchanged for other securities, cash or property, or (v) the Company, directly or indirectly, in one or more related transactions consummates a stock or share purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off, merger or scheme of arrangement) with another Person or group of Persons whereby such other Person or group acquires more than 50% of the outstanding shares of Common Stock (not including any shares of Common Stock held by the other Person or other Persons making or party to, or associated or affiliated with the other Persons making or party to, such stock or share purchase agreement or other business combination) (each a “Fundamental Transaction”), then, upon any subsequent exercise of this Warrant, the Holder shall have the right to receive, for each Warrant Share that would have been issuable upon such exercise immediately prior to the occurrence of such Fundamental Transaction, at the option of the Holder (without regard to any limitation in Section 2(e) on the exercise of this Warrant), the number of shares of Common Stock of the successor or acquiring corporation or of the Company, if it is the surviving corporation, and any additional consideration (the “Alternate Consideration”) receivable as a result of such Fundamental Transaction by a holder of the number of shares of Common Stock for which this Warrant is exercisable immediately prior to such Fundamental Transaction (without regard to any limitation in Section 2(e) on the exercise of this Warrant). For purposes of any such exercise, the determination of the Exercise Price shall be appropriately adjusted to apply to such Alternate Consideration based on the amount of Alternate Consideration issuable in respect of one share of Common Stock in such Fundamental Transaction, and the Company shall apportion the Exercise Price among the Alternate Consideration in a reasonable manner reflecting the relative value of any different components of the Alternate Consideration. If holders of Common Stock are given any choice as to the securities, cash or property to be received in a Fundamental Transaction, then the Holder shall be given the same choice as to the Alternate Consideration it receives upon any exercise of this Warrant following such Fundamental Transaction. Notwithstanding anything to the contrary, in the event of a Fundamental Transaction, the Company or any Successor Entity (as defined below) shall, at the Holder’s option, exercisable at any time concurrently with, or within 30 days after, the consummation of the Fundamental Transaction (or, if later, the date of the public announcement of the applicable Fundamental Transaction), purchase this Warrant from the Holder by paying to the Holder an amount of cash equal to the Black Scholes Value (as defined below) of the remaining unexercised portion of this Warrant on the date of the consummation of such Fundamental Transaction; provided, however, that (i) if the Fundamental Transaction is not within the Company's control, including not approved by the Company’s Board of Directors, Holder shall only be entitled to receive from the Company or any Successor Entity, as of the date of consummation of such Fundamental Transaction, the same type or form of consideration (and in the same proportion) for the

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purchase of this Warrant, at the value per share of Common Stock in the Fundamental Transaction for each Warrant Share underlying the unexercised portion of this Warrant, that is being offered and paid to the holders of Common Stock of the Company in connection with the Fundamental Transaction, whether that consideration be in the form of cash, stock or any combination thereof, or whether the holders of Common Stock are given the choice to receive from among alternative forms of consideration in connection with the Fundamental Transaction; and (ii) for purposes of clarification, Holder shall not be required to exercise the Warrant or pay the exercise price thereof in order to receive such consideration. “Black Scholes Value” means the value of this Warrant based on the Black-Scholes Option Pricing Model obtained from the “OV” function on Bloomberg, L.P. (“Bloomberg”) determined as of the day of consummation of the applicable Fundamental Transaction for pricing purposes and reflecting (A) a risk-free interest rate corresponding to the U.S. Treasury rate for a period equal to the time between the date of the public announcement of the applicable Fundamental Transaction and the Termination Date, (B) an expected volatility equal to the greater of 100% and the 100 day volatility obtained from the HVT function on Bloomberg (determined utilizing a 365 day annualization factor) as of the Trading Day immediately following the public announcement of the applicable Fundamental Transaction, (C) the underlying price per share used in such calculation shall be the greater of (i) the sum of the price per share being offered in cash, if any, plus the value of any non-cash consideration, if any, being offered in such Fundamental Transaction and (ii) the greater of (x) the last VWAP immediately prior to the public announcement of such Fundamental Transaction and (y) the last VWAP immediately prior to the consummation of such Fundamental Transaction and (D) a remaining option time equal to the time between the date of the public announcement of the applicable Fundamental Transaction and the Termination Date. The payment of the Black Scholes Value will be made by wire transfer of immediately available funds within five Trading Days of the Holder’s election (or, if later, on the effective date of the Fundamental Transaction). The Company shall cause any successor entity in a Fundamental Transaction in which the Company is not the survivor (the “Successor Entity”) to assume in writing all of the obligations of the Company under this Warrant and the Letter Agreement in accordance with the provisions of this Section 3(e) pursuant to written agreements in form and substance reasonably satisfactory to the Holder and approved by the Holder (without unreasonable delay) prior to such Fundamental Transaction and shall, at the option of the Holder, deliver to the Holder in exchange for this Warrant a security of the Successor Entity evidenced by a written instrument substantially similar in form and substance to this Warrant which is exercisable for a corresponding number of shares of capital stock of such Successor Entity (or its parent entity) equivalent to the shares of Common Stock acquirable and receivable upon exercise of this Warrant (without regard to any limitations on the exercise of this Warrant) prior to such Fundamental Transaction, and with an exercise price which applies the exercise price hereunder to such shares of capital stock (but taking into account the relative value of the shares of Common Stock pursuant to such Fundamental Transaction and the value of such shares of capital stock, such number of shares of capital stock and such exercise price being for the purpose of protecting the economic value of this Warrant immediately prior to the consummation of such Fundamental Transaction), and which is reasonably satisfactory in form and substance to the Holder. Upon the occurrence of any such Fundamental Transaction, the Successor Entity shall succeed to,

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and be substituted for (so that from and after the date of such Fundamental Transaction, the provisions of this Warrant and the Letter Agreement referring to the “Company” shall refer instead to the Successor Entity), and may exercise every right and power of the Company and shall assume all of the obligations of the Company under this Warrant and the Letter Agreement with the same effect as if such Successor Entity had been named as the Company herein.”

3.                  No Other Changes. Except as set forth in this Amendment, each of the Warrants remains unchanged and in full force and effect.

4.                  Execution; Counterparts. This Amendment may be executed electronically and in counterparts, each of which shall be deemed an original and all of which together shall constitute a single instrument.

[signature page follows]

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IN WITNESS WHEREOF, the undersigned have executed this Amendment to be effective as of the date set forth above.

PREDICTIVE ONCOLOGY Inc.

By:

Name:

Title:

Agreed to by the Holder:

Holder Name (please print or type)

By:

Signature of Authorized Agent

Print Name/Title:

Signature Page to Amendment to Common Stock Purchase Warrants